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DAUGHERTY RESOURCES, INC.                                           EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(United States Dollars)
Unaudited

                                           For the three months
                                           --------------------
                                              Ended March 31,                For the Years Ended December 31,
                                              ---------------                --------------------------------
                                            2001           2000           2000           1999            1998
                                         -----------    -----------    -----------    -----------     -----------
Net income (loss) applicable to share
of Common Stock and Common
Stock Equivalents                        $   985,916    $   720,442    $    48,639    $(7,220,920)    $(1,568,348)

Average number of shares of
Common Stock Outstanding                   3,446,493      2,520,628      2,957,366      2,261,754       2,035,188

Common Stock equivalents*                  6,015,650      6,004,697      6,016,729      5,933,586       1,725,960
                                         -----------    -----------    -----------    -----------     -----------

Total shares of Common Stock and
Common Stock equivalents                   9,462,143      8,525,325      8,974,095      8,195,340       3,761,148
                                         ===========    ===========    ===========    ===========     ===========

Primary income (loss) per share of
Common Stock                             $      0.29    $      0.29    $      0.02    $     (3.19)    $     (0.77)
                                         ===========    ===========    ===========    ===========     ===========

Fully diluted income (loss) per share
of Common Stock*                         $      0.10    $      0.08    $      0.01    $     (3.19)    $     (0.77)
                                         ===========    ===========    ===========    ===========     ===========



* Common Stock equivalents are considered anti-dilutive in loss years.


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